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Exhibit 12.1

Computation of Earnings to Fixed Charges

								Predecessor Company	Successor Company
						Predecessor Company	Successor Company				Pro Forma Three months ended March 31,
										Pro Forma Year ended December 31,
		Year ended December 31,						Three months ended March 31,
						January 1 to August 20 2003	August 21 to December 31 2003
		1999	2000	2001	2002			2003	2004	2003	2004
Earnings
Pre-tax income		2,716	4,229	2,830	10,642	3,852	1,274	3,076	1,123	3,603	1,257
Fixed charges		8,320	9,533	8,869	7,354	5,074	4,753	1,497	3,328	20,899	5,912
Capitalized Interest amortization		0	0	3	40	27	13	10	10	40	10
Less:
Interest capitalized		0	0	(317)	0	0	0	0	0	0	0

Total earnings		11,036	13,762	11,384	18,036	8,953	6,040	4,583	4,461	24,542	7,179
Fixed Charges
Interest expense		7,988	9,106	7,935	6,390	4,415	4,423	1,244	3,099	19,910	4,764
Interest capitalized		0	0	317	0	0	0	0
Rental interest:
Buildings	20%	80	102	103	124	85	43	32	32	52	69
Equipment	20%	252	325	513	841	574	286	221	197	937	1,079

		332	427	616	965	659	330	253	229	989	1,148

Total fixed charges		8,320	9,533	8,869	7,354	5,074	4,753	1,497	3,328	20,899	5,912
Ratio		1.33	1.44	1.28	2.45	1.76	1.27	3.06	1.34	1.17	1.21

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  Exhibit 12.1